Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13G to which this Agreement is an exhibit (and any further amendment filed by them) with respect to the shares of Common Stock of Hercules Offshore, Inc.

This agreement may be executed simultaneously in any number of counterparts, all of which together shall constitute one and the same instrument.

October 29, 2013

Seahawk Drilling, Inc.

/s/ Eugene Davis
By:	Eugene Davis
Title:	Authorized Officer

Seahawk Liquidating Trust

/s/ Eugene Davis
By:	Eugene Davis
Title:	Trustee

Eugene Davis

/s/ Eugene Davis
Eugene Davis